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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-1 and related Prospectus of Adept Technology, Inc. and to the use of our report dated August 2, 2000, with respect to the consolidated financial statements of Adept Technology, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2000, filed with the Securities and Exchange Commission.

Our audits also included the financial statement schedule of Adept Technology, Inc. listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, presents fairly in all material respects the information set forth therein.

                                       /s/ ERNST & YOUNG LLP


San Jose, California
October 24, 2000